Exhibit 99.1

GlyEco Announces Leadership Transition Plan for Next Phase of Growth

PHOENIX, January 27, 2015 /GlobeNewswire/ -- Sustainable glycol technologies leader GlyEco, Inc. (OTCQB: GLYE) (“GlyEco” or the “Company”), announces its board has appointed David Ide as interim CEO and President and Dwight Mamanteo as a non-executive Chairman of the Board. The appointments, part of GlyEco’s leadership transition plan, prepare the Company for its next phase of growth.

“We’ve laid a tremendous foundation for GlyEco over the past several years,” stated John Lorenz, who will remain a member of the Company’s board with the title Chairman Emeritus. “This foundation has exponentially increased capacity at our seven processing centers and put the infrastructure in place to run high volumes of recycled glycol. The years of hard work in building this foundation set the stage for our focus to transition to sales and production in 2015. The leadership transition plan approved by our board is the next step in this process.”

Mr. Ide brings a wealth of experience and capabilities to GlyEco as a technology entrepreneur and an experienced CEO, chairman, patented inventor, and director. David has served as a non-executive chairman, independent director, investor, and advisor to technology and start-up ventures. From December 2011 to November 2014, Ide served as non-executive Chairman of Spindle, Inc. Before this, he served as a founder and the Chairman and CEO of Modavox, Inc. from 2006 to 2009 a pioneer in targeted marketing technology for Fortune 100 companies. Prior to 2005 Mr. Ide served as President of a successful digital agency in Arizona focused on ecommerce, targeted and demand marketing, CMS, and SaaS platforms for fortune 500 companies.

Since 2004, Mamanteo has served as a Portfolio Manager at Wynnefield Capital, Inc. In addition, Mamanteo serves on the Board of Directors of multiple NASDAQ-listed companies, including MAM Software Group, a provider of innovative software and data solutions for a wide range of businesses, including those in the automotive aftermarket, and ARI Network Services, a provider of products and solutions that serve several vertical markets with a focus on the outdoor power, power sports, marine, RV, and appliance segments. Mamanteo received an M.B.A. from the Columbia University Graduate School of Business and a B.Eng. in Electrical Engineering from Concordia University (Montreal).

The Company will conduct a search to identify and select a successor to the CEO and President positions.

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology™ has the unique ability to clean the polluted glycols from all five waste-producing industries:  HVAC, Textiles, Automotive, Airline and Medical.  This technology recycles waste glycol to meet ASTM Type 1 specifications – the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner.  Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology™ solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology™ is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:

Bruce Haase

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 131

Email: bruce@redchip.com

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Source: GlyEco, Inc.